                                                                       ANNEX A2

                                AMENDMENT NO. 1

  This Agreement (the "Agreement") is entered into as of July 24, 1998 by and between Motorola, Inc., a Delaware corporation ("Motorola"), SS Acquisition Corporation, a California corporation ("Sub"), Starfish Software, Inc., a California corporation and Philippe Kahn and Sonia Lee Kahn (collectively the "Shareholders").

                                   RECITALS

  A. Motorola, Sub and Starfish have entered into an Agreement and Plan of Merger dated as of July 1, 1998 ("Merger Agreement"), which provides (subject to the conditions set forth therein) for the merger (the "Merger") of Starfish into Sub. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned in the Merger Agreement.

  B. The Shareholders own or control a majority of the outstanding shares of Starfish.

  C. Pursuant to the Merger Agreement, Motorola has agreed to fund a bonus pool (the "Bonus Pool") of $19 million as additional compensation to employees of Starfish other than the Shareholders. The Bonus Pool is to be paid over a three year period following the Effective Time.

  D. The Shareholders are prepared to contribute additional sums to the Bonus Pool on the terms and conditions provided herein.

  NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree to amend the Merger Agreement as follows:

  1. Motorola agrees that the amount of the Bonus Pool shall be increased to $24.11 million. The Bonus Pool shall be distributable $8.036 million per year in accordance with Section 12.2 of the Merger Agreement and the provisions set forth herein.

  2. Subject to Section 4 hereof, the Shareholders agree that they shall collectively contribute $5.11 million to the Bonus Pool. Such contribution shall be made at the end of the third year following the Effective Time. The Shareholders' contribution shall be made first by the withholding amounts payable to the Shareholders from the Holdback Amount and second from canceling shares issuable to the Shareholders from the Escrowed Non-Cash Merger Consideration. For the purposes hereof, the Escrowed Non-Cash Merger Consideration shall be valued at $52.97 (as adjusted for stock splits, stock dividends and similar events).

  3. In the event that the amounts remaining in the Holdback Amount and the Escrowed Non-Cash Consideration are less than $5.11 million, the Shareholders shall within 30 days of written request from Motorola, pay to Motorola the difference between $5.11 million and the Holdback Amount and Escrowed Non-Cash Merger Consideration payable to them.

  4. Motorola agrees that unless otherwise agreed by Philippe Kahn as Shareholder Representative pursuant to the Merger Agreement, the allocation of the Bonus Pool as set forth in list delivered to Motorola concurrent with the execution hereof, shall be the target bonuses for the persons specified therein. Such allocation shall be payable to each employee each year on a pro rata basis over the three year Bonus Pool period provided that such employee remains in the employ of Starfish through the relevant period for which payment is made. In the event that the full amount of such Bonus Pool is not payable because Starfish employees leave the employment of Starfish before earning all or a part of the Bonus Pool allocated to them, the amount of the Shareholder contribution shall be reduced for each dollar of the Bonus Pool which is not payable. If the amount of the Bonus

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Pool otherwise payable would be reduced below $19 million because of terminations of employment, the amount of such reduction up to the $19 million shall be distributed to other Starfish employees as determined by the Board of Directors of Starfish and subject to the approval of the Shareholder Representative as contemplated by Section 12.2 of the Merger Agreement.

  5. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any employee, client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

  6. Except as otherwise provided herein, the terms and conditions of the Merger Agreement remain in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MOTOROLA, INC.,                           Philippe Kahn
a Delaware corporation


By: /s/ Jerry D. Upton                    /s/ Philippe Kahn
    ---------------------------------     -------------------------------------
                                          Address: 333 Spreading Oaks
Name: Jerry D. Upton                      Scotts Valley, CA 95066
      -------------------------------

Title: Vice President                     Sonia Lee Kahn
       ------------------------------

SS ACQUISITION CORPORATION,
a California corporation


                                          /s/ Sonia Lee Kahn
                                          -------------------------------------
By: /s/ Garth L. Milne                    Address: 333 Spreading Oaks
    ---------------------------------     Scotts Valley, CA 95066
Name: Garth L. Milne
      -------------------------------
                                          STARFISH SOFTWARE, INC.,
Title: Treasurer                          a California corporation
       ------------------------------

                                          By: /s/ Philippe Kahn
                                              ---------------------------------
                                          Name: Philippe Kahn
                                                -------------------------------

                                          Title: President and Chief Executive
                                                 Officer
                                                 ------------------------------

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